Exhibit 10.1

ESSEX PROPERTY TRUST, INC.
DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
EFFECTIVE March 19, 2020

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ESSEX PROPERTY TRUST, INC.
DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
1.Purpose; Effective Date. The Board of Directors (the “Board”) of Essex Property Trust, Inc. a Maryland corporation (the “Company”), adopted this Deferred Compensation Plan for Non-Employee Directors (the “Plan”) for the purpose of providing an unfunded nonqualified deferred compensation plan for non-employee directors of the Company. The Plan is effective as of March 19, 2020, although initial deferral elections may be submitted at any time before such date.

2.Eligibility. The persons eligible to defer compensation under the Plan shall consist solely of non-employee directors of the Company (“Directors”).

3.Deferral Elections. A Director may elect to defer compensation under the Plan by submitting a “Participation Agreement” to the Company on a form specified by the Company no later than the applicable deferral deadline. Any Director who has submitted a Participation Agreement is hereafter referred to as a “Participant.” A Participation Agreement submitted by a Participant shall automatically continue from calendar year to calendar year and shall be irrevocable with respect to compensation once the deferral deadline for that compensation has passed, but the Participant may modify or terminate a Participation Agreement for compensation earned in any year by submitting a revised Participation Agreement or otherwise giving written notice to the Company at any time on or prior to the deferral deadline for that compensation.

(a)    Elections by Continuing Directors

(i)    Fees. A Director may elect to defer receipt of all or any portion of the annual retainer, meeting fees and any other fees payable for service as a Director (“Fees”). Except as provided below in Section 3(b), the deferral deadline for an election to defer Fees for services performed in any calendar year shall be the last day of the prior calendar year.

(ii)    Restricted Stock. Any Director having elected to defer the receipt of any Fees which would otherwise be payable in the form of common stock, $0.0001 par value per share, of the Company (“Common Stock”) subject to restrictions on transfer and risks of forfeiture pursuant to prior determinations of the Board shall be deemed by reason of such election, and without need of any further action, to have agreed to forego the issuance of such restricted stock in consideration of the Company's agreement, here evidenced, to credit such restricted stock in the form of DSU Shares (as defined in Section 4(b)) to the Director's Account under the Plan pursuant to Section 4(b) as, when, and if such restricted stock would otherwise have been granted to the Director.

(b)    New Directors. A person who first becomes a Director during a calendar year (or any Director who becomes newly eligible to participate in the Plan) may elect to defer any of the types of compensation referred to in Section 3(a) above that is payable solely for services performed during the remainder of the calendar year after submission of his or her Participation Agreement, subject to all of the provisions of Section 3(a), except that the election shall be made no later than thirty (30) days after the date on which the person becomes newly eligible to participate in the Plan.

4.Accounts.

(a)    Accounts. The Company shall establish on its books one or two separate accounts (individually, an “Account” and collectively, the “Accounts”) for each Participant: an Account that is the “Stock Account”, which shall be denominated in shares of Common Stock, including fractional shares, and another Account which is the “Cash Account”, which shall be denominated in U.S. dollars.

(b)    Allocation of Deferrals Among Accounts; Transfers Among Accounts. Shares credited in lieu of the issuance of restricted stock in payment of Fees (“DSU Shares”) shall be credited to the Stock Account. All other Fees deferred by a Director shall be credited to the Director's Cash Account. The credit for Fees shall be entered on the Company's books of account at the time that Fees would otherwise be paid to Directors who do not elect to defer the payment of such Fees. The credit for DSU Shares shall be entered on the Company's books of account at the time that the applicable restricted stock would otherwise have been granted to the Director who has elected to defer the receipt of such stock. Amounts initially credited to either of a Participant's Accounts (i.e., Cash or Stock) may not be later transferred to the other of the Participant's Accounts, except as otherwise permitted under Section 4(g)(iv).

(c)    Valuation of Stock; Dividend Credits. With respect to each amount of Fees deferred to a Director's Stock Account, the Stock Account shall be credited with a number of shares equal to the deferred Fees divided by the closing market price of the Common Stock on the day the deferred Fees would have been paid if not for the deferral. As of each date for payment of dividends on the Common Stock, each Participant's Cash Account shall be credited with the total amount of dividends that would have been paid on the number of shares recorded as the balance of that Participant's Stock Account as of the record date for such dividend.

(d)    Vesting of DSU Shares. DSU Shares credited to a Director's Stock Account shall remain subject to forfeiture in accordance with the terms and conditions applicable to the restricted stock for which such DSU Shares were credited in lieu of grant. Notwithstanding any provision of the Plan to the contrary, no Participant or other person shall have any right or claim under the Plan in respect of DSU Shares credited to the Participant's Stock Account but forfeited in accordance with the terms and conditions of said restricted stock.

(e)    Cash Account Earnings. Gain or loss, and earnings and expense, shall be credited to or debited against each Participant's Cash Account based on the performance and return of such publicly available regulated investment company shares as the Participant may select from time to time from among those identified by the Company from time to time for use in measuring its obligations under this Plan, if any. Any such selection shall be made, and changed if desired, in accordance with procedures established by the Company. Following the death of the Participant, his or her beneficiary or beneficiaries shall have the right and responsibility to determine which such shares shall be used. For any period the Company does not elect to identify any such shares for this purpose, interest shall be credited to the Cash Account of each Participant as of the last day of each calendar quarter. The rate of interest to be applied at the end of each calendar quarter shall be the average interest rate paid by the Company on borrowings under the Company's senior revolving credit agreement (or if there are no borrowings in a quarter, at the prime rate) plus 2%. Interest shall be calculated for each calendar quarter based upon the average daily balance of the Participant's Cash Account during the quarter.

(f)    Statement of Account. At the end of each calendar quarter, a report shall be issued by the Company to each Participant setting forth the balances of the Participant's Accounts under the Plan.

5.Payment of Benefits.

(a)    Plan Benefits. The Company shall pay Plan benefits to each Participant equal to the Participant's Accounts (subject to the vesting conditions applicable to any DSU Shares). Each Director, upon his or her initial election to defer Fees, shall specify the term of benefit payments with respect to amounts deferred under the Participation Agreement. Except as otherwise provided in this Section 5, such elections shall be irrevocable and no Participant may at any time have compensation deferred under the Plan payable under more than one payment election.

(b)    Commencement of Payments. Benefits shall commence in January of the year following the year in which the Participant's service as a Director of the Company ceases.

(c)    Term of Payments. Participants may elect in their Participation Agreements to have benefits from their Accounts paid in (i) between 2 to 15 annual installments or (ii) a single lump sum payment. If no election is made, then the Participant shall be paid benefits in a single lump sum payment.

(d)    Form of Payments. Benefits payable to a Participant from a Stock Account shall be paid as a distribution of Common Stock (and issued under the Company’s 2018 Stock Award and Incentive Compensation Plan or successor plan) plus cash for fractional shares. Benefits payable to a Participant from a Cash Account shall be paid in cash.

(e)    Payment Timing and Valuation. All lump sum payments or installment payments due under the Plan in any year shall be paid on the first business day in January determined by the Company. All payments shall be based on Account balances as of the close of business on the last trading day of the immediately preceding year. Each installment payment to a Participant shall be paid in the same proportion from each of the Accounts of the Participant subject to the applicable payment election. The amount of each installment payment from each Account shall be determined by dividing the Account balance by the number of remaining installments, including the current installment to be paid.

(f)    Modification of Payment Elections. After a Participant's election under Section 5(c) regarding the term of any benefit payments has otherwise become irrevocable, the Participant may elect to change such term of payments as to all amounts otherwise due him or her provided (1) no such change shall be effective until at least 12 months after the date on which the election is made, (2) the change elections must be made at least 12 months before the originally scheduled payment date, and (3) the change election must include an election to defer commencement of payment of benefits for a period of not less than five (5) years from the year in which payment of such benefits would otherwise have commenced.

(g)    Designation of Beneficiaries; Death.

(i)    Each Participant shall have the right, at any time, to designate any person or persons as the Participant's beneficiary or beneficiaries (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of the Participant's death prior to complete distribution of the benefits due under the Plan. Each beneficiary designation shall be in written form prescribed by the Company and will be effective only if filed with the Company during the Participant's lifetime. Such designation may be changed by the Participant at any time without the consent of a beneficiary. If no designated beneficiary survives the Participant, the balance of the Participant's benefits shall be paid to the Participant's surviving spouse or, if no spouse survives, to the Participant's estate.

(ii)    Upon the death of a Participant, any benefits payable to a beneficiary shall be paid in a single lump sum payment in January of the year following death.

(h)    Unforeseeable Emergency. Notwithstanding the foregoing provisions of this Section 5, an accelerated payment from a Participant's Accounts may be made to the Participant in the sole discretion of the Committee based upon a finding that the Participant has suffered an Unforeseeable Emergency. For this purpose, “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant or the Participant's spouse, beneficiary, or dependent (as defined in Section 152 of the Internal Revenue Code of 1986, as amended (the “Code”), without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant all within the meaning of Code Section 409A. An Unforeseeable Emergency shall be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. The Committee shall be entitled to rely on the truthfulness of facts and representations set forth by the Participant in this request without the need for independent certification. The amount of any accelerated payment under this Section 5(h) shall be limited to the amount reasonably necessary to meet the Participant's needs resulting from the Unforeseeable Emergency, which includes the amount reasonably necessary to cover income and withholding taxes on the accelerated payment. Any such accelerated payment shall be paid as promptly as practicable following approval by the Committee and shall be paid pro-rata from the Participant's Accounts based on the Account balances as of the close of business on the day prior to the payment date.

(i)    Withholding Payroll Taxes. The Company shall withhold from payments made hereunder any taxes required to be withheld from such payments under federal, state or local law.

6.Administration.

(a)    Committee Duties. This Plan shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee shall have responsibility for the general administration of the Plan and for carrying out its intent and provisions. The Committee shall interpret the Plan and have such powers and duties as may be necessary to discharge its responsibilities. The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

(b)    Binding Effect of Decisions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan and shall receive maximum deference to the fullest extent allowed by applicable law.

7.Amendment and Termination of the Plan.

(a)    Amendment. The Board may at any time amend the Plan in whole or in part; provided, however, that no amendment shall affect the terms of any previously deferred amounts or the terms of any irrevocable Participation Agreement of any Participant.

(b)    Termination. The Board may at any time partially or completely terminate the Plan.

(i)    Partial Termination. The Board may partially terminate the Plan by instructing the Committee not to accept any additional Participation Agreements and terminating all existing Participation Agreements to the extent such Participation Agreements have not yet become irrevocable. In the event of such a partial termination, the Plan shall continue to operate and be effective with regard to all compensation deferred prior to the effective date of such partial termination.

(ii)    Complete Termination. The Board may completely terminate the Plan. However, the Board may not partially or completely terminate the Plan in any manner that would cause the Plan to fail to comply with the requirements of Code Section 409A. Any distribution on account of Plan termination that permits acceleration of payment shall be consistent with Final Treasury Regulation Section 1.409A-3(j)(4)(ix) or successor guidance thereto.

8.Miscellaneous.

(a)    Unsecured General Creditor. The Accounts shall be established solely for the purpose of measuring the amounts owed to a Participants or beneficiaries under the Plan. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company, nor shall they be beneficiaries of, or have any rights, claims or interests in any mutual fund shares, other investment products or the proceeds therefrom owned or which may be acquired by the Company. Except as may be provided in Section 8(b), any such mutual fund shares, other investment products or other assets of the Company shall not be held under any trust for the benefit of the Participants, their beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under the Plan. Any and all of the Company's assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The

Company's obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future, and the rights of Participants and beneficiaries shall be no greater than those of unsecured general creditors of the Company.

(b)    Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan. The Company may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits, but the Company shall have no obligation to contribute to such trusts except as specifically provided in the applicable trust documents. Such trust or trusts shall be irrevocable, but the assets thereof shall be subject to the claims of the Company's creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.

(c)    Non-assignability. Neither a Participant nor any other person shall have the right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be non-assignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

(d)    Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of California, except to the extent preempted by the Employee Retirement Income Security Act of 1974.

(e)    Validity. In case any provision of this Plan shall beheld illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provisions had never been inserted herein.

(f)    Notice. Any notice or filing required or permitted to be given to the Company or the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Secretary of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

(g)    Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity. For avoidance of doubt, with respect to any such corporate transaction and/or “Change in Control Event” (as defined by Code Section 409A), subject to Section 7(b), the Plan and the rights and obligations set forth in the Plan shall remain in effect as is after the consummation of any such transaction.

(h)    Code Section 409A. Each Participant understands and agrees that each Participant will be entirely responsible for any and all taxes on any benefits payable to a Participant as a result of the Plan. The Plan is intended to be compliant with the provisions of Code Section 409A and shall be interpreted in accordance with such intention. The Company may adopt such conforming amendments as the Company deems advisable or necessary (but without an obligation to do so), in its sole discretion, to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A. Each payment made pursuant to any provision of the Plan shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. In addition, if upon a Participant’s Separation from Service (as defined under Code Section 409A), he/she is then a Specified Employee (as defined under Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such Separation from Service until the earlier of (i) the first business day of the seventh month following the Participant’s Separation from Service or (ii) within thirty (30) days after the Company receives written confirmation of the Participant’s death. While it is intended that all payments and benefits provided under the Plan will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the Plan, Plan Agreements and any payments under the Plan are exempt from or compliant with Code Section 409A. The Company will have no liability to any Participant or any other party if a payment or benefit under the Plan is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or for any damages for failing to comply with Code Section 409A or have any obligation to provide gross-up compensation to any Participant in connection with any Code Section 409A additional taxes, interest or penalties that are imposed on a Participant.

(i)    Claims Procedures. If any Participant (Claimant) believes that benefits are being denied improperly, that the Plan is not being operated properly, that any person has breached his, her, or its duties under the Plan, or that the Claimant's legal rights are being violated with respect to the Plan, the Claimant must file a formal claim with the Committee. This requirement applies to all claims that any Claimant has with respect to the Plan, except to the extent the Committee determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the Claimant. A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Committee in writing consents otherwise. The Committee shall provide a Claimant, on request, with a copy of the claims procedures established as follows. If and when needed, or before then, the Committee shall adopt procedures for considering claims, which it may amend from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration will be the ultimate means of contesting a denied claim (even if the Committee or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim. Therefore, if a Claimant (or his or her successor or assign) seeks to resolve any claim by any means other than the prescribed claims and arbitration provisions, he or she must repay all benefits received under this Plan and will not be entitled to any further Plan benefits.

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The foregoing Plan is adopted effective March 19, 2020.
By: /s/ Anne Morrison
Name: Anne Morrison
Title: Secretary and General Counsel
Date: March 19, 2020